UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2)*

                             Ambassadors Group, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                   COMMON STOCK, (PAR VALUE $0.01 Per Share)
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    023177108
 -------------------------------------------------------------------------------
                                  (CUSIP Number)

                                 December 31, 2010
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[X] RULE 13D-1(B)

[ ] RULE 13D-1(C)

[ ] RULE 13D-1(D)

     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES
OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS
OF THE ACT (HOWEVER, SEE THE NOTES).


                               Page 1 of 9 Pages

CUSIP NO. 023177108
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Timucuan Fund, L.P.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                175,000
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    175,000
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    175,000
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   1.0%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- --------------------------------------------------------------------------

                                Page 2 of 9 Pages

CUSIP NO. 023177108
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Timucuan Opportunity Fund, L.P.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]


- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                 60,000
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                     60,000
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     60,000
- --------------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9   0.3%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
- --------------------------------------------------------------------------
                                Page 3 of 9 Pages

CUSIP NO. 023177108
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Timucuan Asset Management, Inc.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Florida
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                 930,897
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                     930,897
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     930,897
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    5.1%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO
- --------------------------------------------------------------------------

                                Page 4 of 9 Pages

CUSIP NO. 023177108
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Russell B. Newton, III
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               930,897
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   930,897
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   930,897
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   5.1%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN
- --------------------------------------------------------------------------

                                Page 5 of 9 Pages

Explanatory Note:

            This Amendment No. 2 amends and supplements Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission (SEC) on February 13, 2009, which amended and supplemented the Schedule 13G originally filed with the SEC by the Reporting Persons on February 8, 2008.

ITEM 1(A)   NAME OF ISSUER:

            Ambassadors Group, Inc.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2001 South Flint Road
            Spokane, WA 99224

ITEM 2(a)   NAME OF PERSON FILING:

            (i) Timucuan Fund, L.P. (Fund), with respect to shares of Common
                Common directly owned by it. Timucuan Fund, L.P. is the surviving entity pursuant to a merger agreement dated September 30, 2010 by and between Timucuan Fund, Ltd., a Florida limited partnership and Timucuan Fund, L.P., a Delaware limited partnership where Timucuan Fund, Ltd. merged with and into Timucuan Fund, L.P.

           (ii) Timucuan Opportunity Fund L.P. (Opportunity Fund), with respect to shares of Common Stock directly owned by it.

          (iii) Timucuan Asset Management, Inc. (TAM) with respect to shares of Common Stock beneficially owned by it.

           (iv) Russell B. Newton, III, (Mr. Newton), with respect to shares of Common Stock directly owned by each of the Fund, Opportunity Fund and TAMs separate account clients.

                The foregoing persons are hereinafter sometimes collectively referred to as the Reporting Persons. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and believe after making inquiry to the appropriate party.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

            The address of the business office of each of the Reporting Persons is 200 W. Forsyth Street, Suite 1600, Jacksonville, FL 32202

ITEM 2(c)   CITIZENSHIP:

            Timucuan Fund, L.P. is a limited partnership organized under the laws of the State of Delaware. Timucuan Opportunity Fund L.P.
            is limited partnership organized under the laws of the State of Delaware. Timucuan Asset Management, Inc. is Florida corporation. Mr. Newton is a United States citizen.

                                Page 6 of 9 Pages

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, Par Value $0.01 Per Share

ITEM 2(e)   CUSIP NUMBER:
            023177108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR SS. 240.13d-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).

            (b) [ ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

            (d) [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [X] An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP:

           This Statement is being filed with respect to an aggregate of 930,897 shares of Common Stock resulting in beneficial ownership of Common Stock as follows:

        1. Timucuan Fund, L.P.
           (a) Amount Beneficially owned: 175,000
           (b) Percent of Class: 1.0%
               The percentages used herein and in the rest of Item 4 are calculated based on 18,255,557 shares of Common Stock outstanding as of December 31, 2010, as confirmed by the the Issuer on February 10, 2011.
          (c)  (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 175,000
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 175,000

                               Page 7 of 9 Pages

        2. Timucuan Opportunity Fund, L.P.
           (a) Amount Beneficially owned: 60,000
           (b) Percent of Class: 0.3%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 60,000
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 60,000

        3. Timucuan Asset Management, Inc.
           (a) Amount Beneficially owned: 930,897
           (b) Percent of Class: 5.1%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 930,897
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   930,897

        4. Russell B. Newton, III
           (a) Amount Beneficially owned: 930,897
           (b) Percent of Class: 5.1%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 930,897
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   930,897


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

            As the discretionary investment manager of the Fund, the Opportunity Fund and certain separate client accounts, TAM has the power to direct the voting and disposition of shares held by the Fund, Opportunity Fund, and such separate client accounts. Mr. Newton is the President of TAM and in that capacity directs the voting and disposition of shares held by the Fund and Opportunity Fund and separate client accounts managed by TAM.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

             N/A


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             See Item 2.



                               Page 8 of 9 Pages

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             N/A


ITEM 10.     CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

February 10, 2011

                                              /s/ Russell B. Newton, III
                                              ---------------------------
                                              Russell B. Newton, III, as
                                              President of Timucuan Asset
                                              Management, Inc. and as the
                                              Manager of Timucuan Capital
                                              Holdings, LLC, the ultimate
                                              general partner of the Fund
                                              and Opportunity Fund.


                               Page 9 of 9 Pages